EXHIBIT 99.1

Spirit Airlines Reports February 2014 Traffic

MIRAMAR, Fla. (March 10, 2014) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for February 2014.
Traffic (revenue passenger miles) in February 2014 increased 25.5 percent versus February 2013 on a capacity (available seat miles) increase of 21.3 percent. Load factor for February 2014 was 86.2 percent, an increase of 3.0 points as compared to February 2013. Spirit's preliminary completion factor for February 2014 was 98.2 percent.
The following table summarizes Spirit's traffic results for the month and year-to-date ended February 28, 2014 and 2013.

	February 2014	February 2013	Change
Revenue passenger miles (RPMs) (000)	1,010,372	804,985	25.5%
Available seat miles (ASMs) (000)	1,172,577	966,986	21.3%
Load factor	86.2%	83.2%	3.0 pts
Passenger flight segments	999,861	839,031	19.2%
Average stage length (miles)	1,001	938	6.7%
Total departures	7,279	6,436	13.1%

	YTD 2014	YTD 2013	Change
Revenue passenger miles (RPMs) (000)	2,107,297	1,673,314	25.9%
Available seat miles (ASMs) (000)	2,455,921	2,002,500	22.6%
Load factor	85.8%	83.6%	2.2 pts
Passenger flight segments	2,079,583	1,729,590	20.2%
Average stage length (miles)	1,004	945	6.2%
Total departures	15,257	13,232	15.3%

About Spirit Airlines
Spirit Airlines (NASDAQ: SAVE) empowers customers to save money on air travel by offering ultra-low base fares with a range of optional services, allowing customers the freedom to choose only the extras they value. This innovative approach grows the traveling market and stimulates new economic activity while creating new jobs. Spirit's modern fleet, configuration and other innovations enable Spirit to burn less fuel per seat than competitors, making Spirit one of the most environmentally-friendly U.S. carriers. Spirit's all-Airbus fleet currently operates more than 250 daily flights to over 50 destinations in the U.S., Latin America and Caribbean. Visit Spirit at www.spirit.com.

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